EX-99.1

SHOE CARNIVAL REPORTS FIRST QUARTER FISCAL 2019 RESULTS

Reiterates Fiscal 2019 Net Sales and Raises Earnings Outlook

FOR IMMEDIATE RELEASE

Evansville, Indiana, May 22, 2019 - Shoe Carnival, Inc. (Nasdaq: SCVL) (“the Company”), a leading retailer of moderately priced footwear and accessories, today reported results for the fiscal first quarter ended May 4, 2019.

First Quarter Highlights

•	Earnings per diluted share increased 9.6 percent to $0.91

•	Included in earnings was a tax benefit in connection with the vesting of equity-based compensation during the quarter of approximately $1.9 million, or $0.13 per diluted share

•	Repurchased 411,168 shares of common stock at a total cost of $14.0 million under the Company’s share repurchase program

•	Total inventory was down $6.6 million and was up 0.3 percent on a per-store basis

Cliff Sifford, Shoe Carnival’s President and Chief Executive Officer commented, “After a difficult February due to the later tax refund season as well as inclement weather, we experienced a positive change in sales for the Easter time period of March and April.  Comparable store sales for the combined months of March and April increased 3.6%.  Our merchants once again did a great job of controlling inventories while maintaining margin.  As we look ahead, we believe we have identified a strong assortment of key items and a great product mix and we remain on-track to achieve our outlook for the fiscal year.”

First Quarter Financial Results

The Company reported net sales of $253.8 million for the first quarter of fiscal 2019, a 1.4 percent decrease compared to net sales of $257.4 million for the first quarter of fiscal 2018.  Comparable store sales decreased 0.2 percent in the first quarter of fiscal 2019.

Gross profit margin for the first quarter of fiscal 2019 decreased 0.4 percent to 29.6 percent compared to 30.0 percent in the first quarter of fiscal 2018.  Merchandise margin increased 0.1 percent and buying, distribution and occupancy expenses increased 0.5 percent as a percentage of net sales compared to the first quarter of fiscal 2018.

Selling, general and administrative expenses for the first quarter of fiscal 2019 decreased $0.5 million to $59.5 million. As a percentage of net sales, these expenses increased to 23.4 percent compared to 23.3 percent in the first quarter of fiscal 2018.

Net income for the first quarter of fiscal 2019 was $13.9 million, or $0.91 per diluted share. Included in the first quarter of 2019 was a tax benefit in connection with the vesting of equity-based compensation of approximately $1.9 million, or $0.13 per diluted share.  For the first quarter of fiscal 2018, the Company reported net income of $13.0 million, or $0.83 per diluted share.

Store Openings and Closings

The Company expects to open one store and close seven to ten stores during fiscal 2019 compared to opening three stores and closing 14 stores during fiscal 2018.

Expected store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Store Closings
First quarter 2019	0	2
Second quarter 2019	0	1
Third quarter 2019	1	3
Fourth quarter 2019	0	1-4
Fiscal year 2019	1	7-10

Share Repurchase Program

For the first quarter of fiscal 2019, the Company repurchased 411,168 shares of its common stock, at an average price of $34.08 per share, for a total cost of $14.0 million. The Company has $36 million remaining under its existing $50 million share repurchase program as of May 4, 2019.

Fiscal 2019 Outlook

The Company is reiterating its net sales and raising its earnings per diluted share outlook to reflect the tax benefit recognized in first quarter of fiscal 2019 as follows:

•	Net sales in the range of $1.035 billion to $1.043 billion, with comparable store sales up low single digits;
•	Earnings per diluted share in the range of $2.73 to $2.83 compared to its previous range of $2.60 to $2.70. Fiscal 2018 earnings per diluted share were $2.45.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the first quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional investors and analysts.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Date of Annual Shareholder Meeting

As previously announced, the Company will hold its Annual Meeting of Shareholders at 9:00 a.m. Central Daylight Time on June 13, 2019 at its corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national name brands.  As of May 22, 2019, the Company operates 395 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford

President and Chief Executive Officer, or

W. Kerry Jackson

Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer

7500 East Columbia Street

Evansville, IN 47715

www.shoecarnival.com

(812) 867-6471

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; our ability to attract customers to our e-commerce website and to successfully grow our e-commerce sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cyber-security breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; our ability to meet our labor needs while controlling costs; and future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 4, 2019	May 5, 2018
Net sales	$253,810	$257,445
Cost of sales (including buying, distribution and occupancy costs)	178,670	180,118
Gross profit	75,140	77,327
Selling, general and administrative expenses	59,532	60,011
Operating income	15,608	17,316
Interest income	(331)	(2)
Interest expense	36	40
Income before income taxes	15,903	17,278
Income tax expense	2,030	4,323
Net income	$13,873	$12,955
Net income per share:
Basic	$0.95	$0.83
Diluted	$0.91	$0.83
Weighted average shares:
Basic	14,612	15,526
Diluted	15,192	15,528

Cash dividends declared per share	$0.080	$0.075

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	May 4, 2019	February 2, 2019	May 5, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$21,616	$67,021	$35,347
Accounts receivable	2,003	1,219	3,199
Merchandise inventories	289,356	257,539	295,921
Other	9,769	11,534	13,175
Total Current Assets	322,744	337,313	347,642
Property and equipment – net	72,313	70,605	81,644
Deferred income taxes	8,159	9,622	8,221
Other noncurrent assets	760	459	408
Operating lease right-of-use assets	212,879	0	0
Total Assets	$616,855	$417,999	$437,915

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$56,488	$48,715	$62,593
Accrued and other liabilities	18,795	22,069	24,235
Current portion of operating lease liabilities	48,024	0	0
Total Current Liabilities	123,307	70,784	86,828
Long-term portion of operating lease liabilities	189,819	0	0
Deferred lease incentives	0	22,171	27,289
Accrued rent	0	8,436	9,754
Deferred compensation	13,386	12,108	11,433
Other	24	67	1,101
Total Liabilities	326,536	113,566	136,405
Total Shareholders’ Equity	290,319	304,433	301,510
Total Liabilities and Shareholders’ Equity	$616,855	$417,999	$437,915

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 4, 2019	May 5, 2018
Cash Flows From Operating Activities
Net income	$13,873	$12,955
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,277	5,633
Stock-based compensation	1,958	1,191
Loss on retirement and impairment of assets, net	164	52
Deferred income taxes	1,463	(39)
Non-cash operating lease expense	6,187	0
Lease incentives	0	10
Other	1,278	(2,097)
Changes in operating assets and liabilities:
Accounts receivable	(783)	3,071
Merchandise inventories	(31,817)	(35,421)
Operating lease liabilities	(11,853)	0
Accounts payable and accrued liabilities	4,011	25,484
Other	1,928	(2,361)
Net cash (used in) provided by operating activities	(9,314)	8,478

Cash Flows From Investing Activities
Purchases of property and equipment	(9,199)	(963)
Proceeds from sales of property and equipment	3	0
Net cash used in investing activities	(9,196)	(963)

Cash Flow From Financing Activities
Proceeds from issuance of stock	63	65
Dividends paid	(2,006)	(1,169)
Purchase of common stock for treasury	(14,012)	(19,043)
Shares surrendered by employees to pay taxes on restricted stock	(10,940)	(275)
Net cash used in financing activities	(26,895)	(20,422)
Net decrease in cash and cash equivalents	(45,405)	(12,907)
Cash and cash equivalents at beginning of period	67,021	48,254
Cash and cash equivalents at end of period	$21,616	$35,347